UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 19, 2024

KOPIN CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19882	04-2833935
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 North Drive, Westborough, MA 01581

(Address of Principal Executive Offices) (Zip Code)

(508) 870-5959

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	KOPN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On September 20, 2024, Kopin Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC , as representative of the underwriters listed therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering by the Company of 37,550,000 shares of its common stock, par value $0.01 per share (the “Shares”) and pre-funded warrants to purchase up to 4,000,000 shares of its common stock (the “Pre-Funded Warrants”). The offering is being made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-278075), which was declared effective by the SEC on June 4, 2024, and a related prospectus supplement. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 6,232,500 shares of its common stock.

The Pre-Funded Warrants are exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such exercise.

The net proceeds to the Company from the Offering are estimated to be approximately $25.0 million after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, assuming no exercise by the Underwriters of the option to purchase additional shares of common stock. The transactions contemplated by the Underwriting Agreement are expected to close on September 23, 2024, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, and other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

As part of the Underwriting Agreement, subject to certain exceptions, certain of the Company’s officers and directors agreed not to sell or otherwise dispose of any of the Company’s common stock held by them for a period ending 90 days after the date of the Underwriting Agreement.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement. A copy of the Underwriting Agreement is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference. The form of Pre-Funded Warrant is filed as Exhibit 4.1 to this Current Report on Form 8-K and the foregoing description of the terms of the Pre-Funded Warrants is qualified in its entirety by reference to such exhibit. A copy of the opinion of Morgan, Lewis & Bockius LLP, relating to the legality of the issuance and sale of the Shares and Pre-Funded Warrants in the offering is filed with this Current Report on Form 8-K report as Exhibit 5.1.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy shares of Common Stock, nor shall there be any offer, solicitation, or sale of the Company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01	Exhibits.

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 20, 2024, by and between Kopin Corporation and Canaccord Genuity LLC, as representative of the underwriters named therein.

4.1	Form of Pre-Funded Warrant

5.1	Opinion of Morgan, Lewis & Bockius LLP

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

99.1	Press Release dated September 19, 2024 announcing the commencement of the offering

99.2	Press Release dated September 20, 2024 announcing the pricing of the offering

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOPIN CORPORATION

Dated:	September 20, 2024	/s/ Richard A. Sneider
Richard A. Sneider
Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)